Exhibit 10.62

DaVita HealthCare Partners Inc.

Cash Performance Award Agreement

under the

DaVita Inc. 2011 Incentive Award Plan

and Long-Term Incentive Program

[For 162(m) designated teammates]

Primary Terms

Grantee:	Sample Example

Teammate Number:	123456

Address:	1234 Any Street
Apt. # A
Any Town, US 12345

Grant Date:

Performance Period:	[xxx] -year period commencing [START DATE] and ending [END DATE]

Target Award Value:	[$xx.x]

Plan Name:	2011 Incentive Award Plan

Plan ID:	CLTI

Vesting Schedule:	[VESTING DATE]

The terms set forth above, together with the terms and conditions attached, constitute one agreement.

Note: Please mark and initial any correction to the Name, Teammate number and/or Address shown on this page before returning a signed copy of this agreement to the People Services Department.

This Cash Performance Award Agreement (“Agreement”) is dated as of                      (“Grant Date”) by and between DaVita HealthCare Partners Inc., a Delaware corporation (“Company”) and Sample Example (“Grantee”) pursuant to the DaVita Inc. 2011 Incentive Award Plan (“Plan”). Capitalized terms that are used but not defined in this document shall have the meanings set forth in the Plan.

1.	Grant of Cash Performance Award.

The Company hereby grants a performance award to the Grantee, subject to the terms and conditions herein. The performance award is a cash-settled award with a target value of [$xx.x] (“Target Value”), the actual gross amount and payment of which (“Payout Amount”) is subject to the performance, vesting and other requirements described below (“Cash Performance Award”). The maximum amount payable pursuant to this Cash Performance Award if the performance goal set forth in Section 2(b) is achieved shall not exceed the amount under Section 3.3 of the Plan (“Maximum Value”).

2.	Terms of Cash Performance Award.

(a) Vesting. The Cash Performance Award will vest on [VESTING DATE] and become payable following the end of the [xxx] -year period commencing on [START DATE] and ending on [END DATE] (“Performance Period”) , subject to the performance condition referenced in Section 2(b) below.

(b) Performance Condition. The Cash Performance Award will be earned only if the performance condition established by the Committee is achieved during the Performance Period. No later than 90 days after the commencement of the Performance Period (and in no event after 25% of the Performance Period has elapsed), the Committee shall establish, in writing, the performance condition for such Performance Period applicable to this Award and the method of calculating the amount of the Award that will be payable under this Agreement if the performance condition is satisfied. Such method shall be stated in terms of an objective formula or standard that precludes discretion to increase the Maximum Value that would be payable to Grantee upon satisfaction of the performance condition. The performance condition established by the Committee for the Performance Period and the method of calculating the Payout Amount for such Performance Period under this Award if the performance condition is satisfied may not be modified after the first 90 days (or, if less, 25%) of the Performance Period. The performance condition for the Performance Period shall be based on one or more of the Performance Criteria under the Plan (“Performance Metric”).

(c) If the Performance Metric described in Section 2(b) is achieved, the amount of the Maximum Value actually paid to Grantee will be determined by the Committee after consideration of the level of achievement relative to the following additional performance metrics (“Additional Metrics”):

(1) [xxx%] based on operating income for the Dialysis & Related Lab Services operating segment, as presented in the Company’s annual financial statements filed with the Securities and Exchange Commission for the Company’s fiscal year ended [YEAR END DATE] (the “Dialysis Segment”), [SUBJECT TO SUCH ADJUSTMENTS AS SET FORTH BY THE COMMITTEE]:

(operating income for the Dialysis Segment adjusted as described above, the “Adjusted Dialysis & Lab OI”) of [$x.xx million]. The performance goal described in this subsection 2(c)(1) shall be referred to as the “OI Performance Metric” and such portion of the Target Value dependent on the OI Performance Metric referred to as the “OI Target Value.”

The portion of the Payout Amount attributable to the OI Performance Metric shall be determined by multiplying the OI Target Value by the Percentage of OI Target Value Earned that corresponds to the level of achievement against the OI Performance Metric during the Performance Period, as described in the table below:

[xxxx] Adjusted Dialysis & Lab OI ($ in millions)	Percentage of OI Target Value Earned
>= $xx.x	xxx	%
$ xx.x	xxx	%
$ xx.x	xxx	%
$ xx.x	xxx	%
$ xx.x	xxx	%
<$ xx.x	xxx	%

The Percent of OI Target Value Earned is interpolated for performance between the points indicated in the table above on a straight-line basis.

[Only if applicable] (2) [xxx%] based on [OTHER PERFORMANCE GOALS].

(d) The total Payout Amount under this Cash Performance Award shall be equal to the sum of the amount(s) payable, if any, pursuant to Section 2(c)(1) [and, if applicable, Section 2(c)(2)] of this Agreement.

(e) Payment of the Payout Amount earned under the Cash Performance Award will be subject to and based upon the level of achievement of the performance conditions described in this Section 2, as determined by the Company in its sole discretion.

3.	Payment of Cash Performance Awards.

(a) Except as otherwise provided herein, any Cash Performance Award payable pursuant to this Agreement is subject to the condition that the Grantee remain employed by the Company through the vesting date. If the Grantee’s employment is voluntarily or involuntarily terminated for any reason, with or without cause, prior to the vesting date, the Grantee’s Cash Performance Award granted hereunder, irrespective of the extent to which any achievement has been made against the Performance Metric, will be immediately forfeited in its entirety.

(b) Subject to the provisions of this Section 3, following the end of the Performance Period, the Company will pay to the Grantee the amount of Cash Performance Award earned by the Grantee in a single lump sum cash payment, net of applicable withholding taxes. Such payment will be made as soon as reasonably practicable following the Committee’s determination and certification of the level of performance achievement. Notwithstanding the foregoing, in no event will payment be made later than the fifteenth (15th) day of the third (3rd) month following the end of the year in which the Cash Performance Award vests.

(c) If the Grantee is transferred between business units for which the structure and blend of Plan awards or Cash Performance Awards and Performance Metrics differ, anytime prior to the end of the Performance Period, the amount of the Grantee’s Cash Performance Award that would otherwise be payable pursuant to Section 3, will be prorated by multiplying the percent of Target Value earned as determined under Section 2 of this Agreement by a fraction, the numerator of which shall be the number of days during the period beginning [START DATE] (or if later, the Grantee’s date of hire) and ending on the date of transfer from the Grantee’s original business unit, and the denominator of which shall be the total number of days during the period beginning [START DATE] (or if later, the Grantee’s date of hire) and ending on the last day of the Performance Period.

(d) Certification Required. No payment will be made with respect to the Cash Performance Award unless and until the Committee has certified, by resolution or other appropriate action in writing, that the Performance Metric has been accurately determined and achieved. The Committee shall not have the discretion to pay any amount of Cash Performance Award if the Performance Metric is not achieved.

4.	Clawback Provision.

Notwithstanding any other provision in this Agreement to the contrary, the Grantee shall be subject to the written policies of the Company’s Board of Directors applicable to Company executives, including without limitation any Board policy relating to recoupment or “clawback” of compensation arising from payments such as those made under this Cash Performance Award, as they exist from time to time during the Grantee’s employment by the Company and thereafter.

5.	Assignments.

(a) This Cash Performance Award is payable only to the Grantee during the Grantee’s lifetime, provided that in the event of the death of the Grantee after vesting of this Cash Performance Award but prior to any payments hereunder, this Cash Performance Award may be payable to the Grantee’s executor, heirs or administrator to whom amounts payable under this Cash Performance Award may have been assigned or transferred as provided in subsection (b) below.

(b) The rights of the Grantee under this Cash Performance Award may not be assigned or transferred except by will or by the laws of descent and distribution.

6.	Interpretation of Cash Performance Award.

(a) This Cash Performance Award is granted under the provisions of the Plan and shall be interpreted in a manner consistent with it.

(b) Any provision in this Agreement inconsistent with the Plan shall be superseded and governed by the Plan.

(c) For all purposes under this Agreement, and except as otherwise provided in Section 3(c) of this Agreement, employment by the Company shall include employment by the Company or any subsidiary thereof.

7.	Amendments.

(a) Except as otherwise provided herein, this Agreement may be amended at any time with the consent of the Company and the Grantee.

(b) If there is a meaningful reduction, determined in the Company’s sole discretion, in both the Grantee’s duties and responsibilities and the level of the Grantee’s regular cash compensation for an extended or indefinite period of time, the Company reserves the right to unilaterally revoke some or all of the unvested Cash Performance Award.

(c) Notwithstanding the foregoing subsections (a) and (b), no amendment or termination of the Plan or this Agreement may adversely affect in any material respect the rights of the Grantee to the payment of a Cash Performance Award that has been earned as a result of its vesting and having been approved by the Committee under Section 5.5 of the Plan, and a determination and certification under Section 3 of this Agreement having been made, without such Grantee’s consent.

8.	Tax Withholding.

The Company will have the power and the right to deduct or withhold, or require the Grantee to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, as required by law or regulation to be paid or withheld with respect to any taxable event arising as a result of this Agreement. Notwithstanding the foregoing, in the event the Company does not so deduct or withhold or require the Grantee to remit such amounts, or the Grantee fails to remit such amounts to the Company if requested to do so, the Grantee shall continue to be responsible for the payment of such taxes, plus any interest and penalties levied thereon until paid, and agrees to indemnify and hold harmless the Company from and against all such tax liability.

9.	Section 409A.

The Cash Performance Award is intended to be exempt from the requirements of Section 409A of the Code pursuant to the short-term deferral exemption with respect to amounts subject thereto and shall be interpreted and construed in a manner consistent with that intent. If any provision of this Agreement or the Plan causes the Cash Performance Award to become subject to Section 409A of the Code and the Cash Performance Award does not satisfy the requirements of Section 409A of the Code, or could otherwise cause the Grantee to recognize income or be subject to the interest and penalties under section 409A of the Code, then that provision shall have no effect or, to the extent practicable, the Company may modify the provision to maintain the original intent without violating the requirements of Section 409A of the Code.

10.	Non-Competition/Non-Solicitation/Non-Disclosure.

[Subparagraph (a) applies to Grantees outside of California only.] (a) Non-Competition. The Grantee acknowledges and recognizes the highly competitive nature of the business of the Company and accordingly agrees that while Grantee is an employee of the Company and for the [one year for VPs/6 months for Directors/3 months for managers] period following termination of such relationship for any reason (whether voluntary or involuntary) (the “Restricted Period”), the Grantee shall not, as an employee, independent contractor, consultant, or in any other form, prepare to provide or provide any of the same or similar services that Grantee performed during his/her employment with (or service to) Company for any other individual, partnership, limited liability company, corporation, independent practice association, management services organization, or any other entity (collectively, “Person”) that competes in any way with the area of business of the Company, or any of its subsidiaries or affiliates, in which Grantee worked and/or performed services. For purposes of the above, preparing to provide any of the same or similar services includes, but is not limited to, planning with any Person on how best to compete with Company or any of its subsidiaries or affiliates, or discussing Company’s, or any of its subsidiaries’ or affiliates’ business plans or strategies with any Person.

The Grantee further agrees that during Restricted Period, Grantee shall not own, manage, control, operate, invest in, acquire an interest in, or otherwise engage in, act for, or act on behalf of any Person (other than Company and its subsidiaries and affiliates) engaged in any activity that Grantee was responsible for during Grantee’s employment with Company where such activity is similar to or competitive with the activities carried on by Company or any of its subsidiaries or affiliates.

The Grantee acknowledges that during the Restricted Period, the Grantee may be exposed to confidential information and/or trade secrets relating to business areas of the Company or any of its subsidiaries or affiliates that are different from and in addition to the areas in which Grantee primarily works for Company (the “Additional Protected Areas of Business”). As a result, the Grantee agrees he/she shall not own, manage, control, operate, invest in, acquire an interest in, or otherwise act for, act on behalf, or provide the same or similar services to, any Person that engages in the Additional Protected Areas of Business.

The Grantee acknowledges and agrees that the geographical limitations and duration of this covenant not to compete are reasonable.

To the extent that the provisions of this Section 10(a) conflict with any other agreement signed by Grantee relating to non-competition, the provisions that are most protective of the Company’s, and any of its subsidiaries’ or affiliates’, interests shall govern.

(b) Non-Solicitation. Grantee agrees that during the term of his/her employment and/or service to Company or any of its subsidiaries or affiliates and for the one-year period following the termination of his/her employment and/or service for any reason (whether voluntary or involuntary), Grantee shall not (i) solicit any of Company’s or any of its subsidiaries’ or affiliates’ employees to work for any Person, (ii) hire any of Company’s, or any of its subsidiaries’ or affiliates’, employees to work (as an employee or an independent contractor) for any Person, (iii) take any action that may reasonably result in any of Company’s, or any of its subsidiaries’ or affiliates’, employees going to work (as an employee or an independent contractor) for any Person, (iv) induce any patient or customer of Company, or any of its subsidiaries or affiliates, either individually or collectively, to patronize any competing business; (v) request or advise any patient, customer, or supplier of Company, or any of its subsidiaries or affiliates, to withdraw, curtail, or cancel such person’s business with Company, or any of its subsidiaries or affiliates; (vi) enter into any contract the purpose or result of which would benefit Grantee if any patient or customer of Company, or any of its subsidiaries or affiliates, were to withdraw, curtail, or cancel such person’s business with Company, or any of its subsidiaries or affiliates; (vii) solicit, induce, or encourage any physician (or former physician) affiliated with Company, or any of its subsidiaries or affiliates, or induce or encourage any other person under contract with Company, or any of its subsidiaries or affiliates, to curtail or terminate such person’s affiliation or contractual relationship with Company, or any of its subsidiaries or affiliates; or (viii) disclose to any Person the names or addresses of any patient or customer of Company, or any of its subsidiaries or affiliates.

(c) Non-Disclosure. In addition, Grantee agrees not to disclose or use for his or her own benefit or purposes or for the benefit or purposes of any Person other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development, programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, plans, or the business and affairs of the Company or any of its subsidiaries or affiliates (“Information”); provided, however, the foregoing shall not apply to (i) Information which is not unique to the Company or any of its subsidiaries or affiliates, or (ii) Information which is generally known to the industry or the public other than as a result of the Grantee’s breach of this covenant, or (iii) disclosure that is required by any applicable law, rule or regulation. If Grantee receives such a request to produce Information in his or her possession, Grantee shall provide the Company reasonable advance notice, in writing, prior to producing said Information, so as to give the Company reasonable time to object to Grantee producing said Information. Grantee also agrees that Grantee will not become employed by or enter into service with any Person other than the Company and any of its subsidiaries or affiliates in which Grantee will be obligated to disclose or use any Information, or where such disclosure would be inevitable because of the nature of the position.

(d) If, at any time within (a) the Performance Period of this Cash Performance Award, or (b) one (1) year after termination of Grantee’s employment with the Company, or any of its subsidiaries or affiliates, for any reason (whether voluntary or involuntary), whichever is the latest, Grantee (i) breaches the non-competition provision of Section 10(a), (ii) breaches the non-solicitation provision of Section 10(b), (iii) breaches the non-disclosure provision of Section 10(c), (iv) is convicted of a felony, (v) has been adjudicated by a court of competent jurisdiction of having committed an act of fraud or dishonesty resulting or intending to result directly or indirectly in personal enrichment at the expense of the Company or any of its subsidiaries or affiliates, or (vi) is excluded from participating in any federal health care program, then (1) this Cash Performance Award shall terminate effective on the date on which Grantee enters into such activity and (2) the Company may seek temporary, preliminary, and permanent injunctive relief to prevent any actual or threatened breach or continuation of any breach of this Agreement without the necessity of proving actual damages or posting a bond or other security (which Grantee hereby agrees to) and/or an order requiring Grantee to repay the Company any amount previously paid to Grantee under this Cash Performance Award.

11.	Employment.

Nothing in this Agreement will interfere with or limit in any way the right of the Company to terminate the Grantee’s employment at any time, nor confer upon the Grantee any right to continue in the employ of the Company, nor be deemed a waiver or modification of any agreement between the Grantee and the Company.

12.	Miscellaneous.

(a)	This Agreement and the rights of the Grantee hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood by the Grantee that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Grantee.

(b)	The parties hereto acknowledge that there will be no adequate remedy at law for a violation of any of the provisions of this Agreement and that, in addition to any other remedies which may be available, all the provisions of this Agreement shall be specifically enforceable in accordance with their respective terms.

(c)	The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction. If any provision of this Agreement is held unlawful or unenforceable in any respect, such provision shall be revised or applied in a manner that renders it lawful and enforceable to the fullest extent possible under law.

(d)	This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, legal representatives, successors, and assigns.

(e)	The headings and captions contained herein are for convenience only and shall not control or affect the meaning or construction of any provision hereof. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and which together shall constitute one and the same instrument.

(f)	This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

(g)	To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware, without giving effect to the principles of conflicts of law thereof.

13.	Compliance.

It is understood and agreed upon that at all times Grantee will act in full compliance with the Company’s Code of Conduct, Policies and Procedures, JV Compliance Handbook, MDA Compliance Handbook, Gift Policy and the credentialing process (collectively, the “Policies”).

Grantee may not improperly use something of value to attempt to induce or actually induce, either directly or indirectly, a patient to switch to, or continue to receive, treatment at a Company dialysis center in violation of the Policies. Inducement may include paying a patient, providing gifts, or otherwise providing something of value to a patient to switch to, or continue to receive treatment at a Company dialysis center. Grantee also may not attempt to induce or actually induce a referral source with something of value to obtain referrals in violation of the Policies.

If Grantee’s conduct, whether related to the Cash Performance Award granted under this Agreement or otherwise, violates the requirements of the immediately preceding two paragraphs, then Grantee will cease vesting in the Cash Performance Award opportunity granted under this Agreement and be subject to immediate disciplinary action, up to and including termination.

If at any time Grantee has questions or concerns about the Compliance provisions in this Section 13, or suspects any improper conduct related to this initiative, Grantee should immediately contact his or her supervisor or Team Quest. Grantee also may anonymously and confidentially call the Company’s Compliance Hotline at 1-888-458-5848.

This Agreement may be considered null and void at the discretion of the Company if a signed copy is not returned to the People Services Department no later than 120 days from the Grant Date.

In Witness Whereof, the Company and the Grantee have executed this Agreement effective as of the date first written above.

Grantee	Company

Printed Name	Printed Name

Signature	Signature

Title	Title

Division/Department	Division/Department